Exhibit 99.1

3003 Tasman Drive Santa Clara, CA 95054

For release at 1:00 P.M. (PDT)	Contact:
October 21, 2004	Lisa Bertolet	Meghan O’Leary
	Investor Relations	Public Relations
	(408) 654-7282	(408) 654-6364

NASDAQ: SIVB

SILICON VALLEY BANCSHARES ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

Improvements in Net Interest Margin and Average Loan Growth Yield Results Exceeding Guidance

SANTA CLARA, Calif. — October 21, 2004 — Silicon Valley Bancshares today announced earnings per diluted common share (EPS) of $0.43 for the third quarter of 2004, exceeding EPS guidance of $0.37 to $0.41 given on July 22, 2004, and the same as EPS for the second quarter of 2004. EPS were $0.49 in the third quarter of 2003. EPS for the third quarter of 2003 included $0.13 per diluted common share on an after-tax basis related to the impact of a significant loan loss recovery.

EPS for the first nine months of 2004 were $1.24, versus EPS of $0.72 for the first nine months of 2003. EPS for the first nine months of 2003 also included the impact of a $17.0 million pre-tax impairment of goodwill charge related to SVB Alliant. The charge was $11.0 million or $0.30 per diluted common share on an after-tax basis.

Net income totaled $16.1 million for the quarter ended September 30, 2004, an increase of $0.4 million, or 2.5 percent from $15.7 million for the second quarter of 2004. Net income decreased $1.3 million compared to $17.4 million for the third quarter of 2003. During the third quarter of 2004, the company recognized a $1.9 million non-cash impairment of goodwill charge as part of continuing operations related to Woodside Asset Management, Inc., a subsidiary. The charge totaled $1.1 million, or $0.03 per diluted common share on an after-tax basis.

Net income totaled $45.8 million for the first nine months of 2004, an increase of $18.6 million, or 68.0 percent compared to $27.3 million for the first nine months of 2003.

Third Quarter Highlights

•                  Net interest margin increased from 5.2 percent for the second quarter of 2004 to 5.6 percent for the third quarter. This increase was largely driven by an increase in average investment securities and loan portfolio performance. During the third quarter, the company grew average loans as a percentage of total average interest-earning assets from 43.6 percent to 45.8 percent. Additionally, yield on the company’s loan portfolio rose due to increases in short-term market interest rates, and recovery of interest income by the return of certain loans to accrual status.

•                  Interest income increased by 10.4 percent to $63.9 million from $57.9 million for the second quarter of 2004. This rise was due largely to increases in total average investment securities and total average loans, combined with the impact of increases in short-term market interest rates on the company’s floating rate loans, which constituted 75.9 percent of the company’s total loan portfolio during the quarter.

•                  Quarterly average loans at $2.0 billion were 7.3 percent higher than in the second quarter of 2004, and represented the highest quarterly average in the company’s history.

•                  Noninterest expense decreased by 4.6 percent to $60.7 million from $63.7 million for the second quarter despite a $1.9 million impairment of goodwill charge related to Woodside Asset Management, a subsidiary of the company offering private asset management services. The decrease in noninterest expense was primarily driven by lower compensation and benefits expense related to incentive-based compensation.

•                  The company recorded a negative provision for loan losses of ($3.3) million in the third quarter of 2004, compared to a negative provision for loan losses of ($2.8) million in the second quarter. The company experienced $3.2 million in gross charge-offs and $3.2 million in gross recoveries in the third quarter.  This compares to $1.3 million of net recoveries in the second quarter, arising from gross charge-offs of $3.1 million and gross recoveries of $4.4 million in that quarter.

•                  Nonperforming loans (NPLs) were 0.7 percent of total gross loans. The allowance to cover potential loan losses was at 390.2 percent of NPLs at September 30, 2004.

“Thanks to higher interest rates and consistent loan growth, we’re enjoying a solid top-line result this quarter. We expect that trend to continue as we strengthen our position in complimentary lines of business and new geographies,” said Kenneth P. Wilcox, president and CEO of Silicon Valley Bancshares. “Our strategy during the last five years of selective diversification and expansion into promising regions — as illustrated by the opening of our London and Bangalore offices this quarter — has allowed us to succeed, despite the economy’s slow recovery, by actively creating and stimulating new market opportunities.”

Selected Financial Metrics

	For the three months ended			% Change	% Change
(Dollars in millions, except per share amounts)	September 30, 2004	June 30, 2004	September 30, 2003	Current Quarter / Prior Quarter	Current Quarter / Prior Year Quarter

EPS (diluted)	$0.43	$0.43	$0.49	0.0%	(11.7)%
Net Income	16.1	15.7	17.4	2.5	(7.6)
Average Assets	4,808.1	4,714.9	4,108.3	2.0	17.0
Return on Average Assets	1.3%	1.3%	1.7%	2.5	(21.6)
Return on Average Equity	13.0	13.5	16.0	(3.5)	(18.6)

	For the nine months ended
(Dollars in millions, except per share amounts)	September 30, 2004	September 30, 2003	% Change

EPS (diluted)	$1.24	$0.72	72.2%
Net Income	45.8	27.3	68.0
Average Assets	4,648.8	3,965.3	17.2
Return on Average Assets	1.3%	0.9%	46.3
Return on Average Equity	12.9	7.2	79.3

Average Assets and Deposits

Quarterly average assets increased $93.2 million from $4.7 billion for the second quarter of 2004, to $4.8 billion in the third quarter. Average loan balance increased $137.5 million from $1.9 billion in the second quarter of 2004, to $2.0 billion in the third quarter.

Average deposit balances increased $53.3 million from $3.9 billion for the second quarter of 2004, to $4.0 billion in the third quarter. The average noninterest-bearing demand deposit balance per client was $270.2 thousand at September 30, 2004, versus $265.9 thousand at June 30, 2004, and $219.1 thousand at September 30, 2003, respectively.

Average investment securities increased $104.5 million from the second quarter of 2004 to $2.1 billion in the third quarter. This was an increase of $529.4 million from the third quarter of 2003. Average investment securities in the third quarter represented 42.9 percent of total average assets, compared to 41.5 percent of total average assets in the second quarter of 2004, and 37.3 percent of total average assets in the third quarter of 2003.

Period-End Assets and Deposits

Total assets of $4.9 billion at September 30, 2004, were up $73.1 million from June 30, 2004 and up $670.8 million from September 30, 2003. Loans, net of unearned income, of $2.2 billion at September 30, 2004, rose slightly from $2.1 billion at June 30, 2004 and were up $318.5 million from $1.9 billion at September 30, 2003.

Period-end total deposits of $4.0 billion at September 30, 2004 were up $32.2 million from June 30, 2004, and $565.3 million from $3.5 billion at September 30, 2003.

Net Interest Income

Net interest income of $61.0 million in the third quarter of 2004 increased $6.0 million, or 10.8 percent from $55.0 million in the second quarter of 2004, and increased $14.7 million, or 31.8 percent from $46.3 million in the third quarter of 2003. This growth was primarily due to a $4.4 million increase in income from the loan portfolio, which was driven by a $137.5 million increase in total average loans, combined with improvements in loan yields. On July 1, 2004, on August 11, 2004, and again on September 22, 2004, Silicon Valley Bancshares increased its lending prime rate by 25 basis points, bringing its prime rate to 4.75 percent. As of September 30, 2004, approximately 75.9 percent of the company’s outstanding loans, or $1.7 billion, were variable rate loans. Approximately $1.6 billion of the company’s loans were immediately impacted by the prime rate increases.

Additionally, interest income from the investment portfolio increased by $1.6 million primarily driven by higher total average investments.

Net Interest Margin

The net interest margin rose to 5.6 percent in the third quarter, compared to 5.2 percent in the second quarter of 2004. This increase was primarily driven by better loan portfolio performance including an increase in average loans as a percentage of total interest-earning assets, improved yields due to higher short-term market interest rates, and recovery of interest income by the return of certain loans to accrual status.

	For the three months ended			% Change	% Change
(Dollars in millions)	September 30, 2004	June 30, 2004	September 30, 2003	Current Quarter / Prior Quarter	Current Quarter / Prior Year Quarter

Average Loans	$2,018.5	$1,881.0	$1,737.8	7.3%	16.2%
Average Investment Securities	2,060.7	1,956.2	1,531.2	5.3	34.6
Average Deposits	3,951.7	3,898.5	3,358.0	1.4	17.7
Fully Taxable Equivalent:
Net Interest Income	61.6	55.7	47.1	10.6	30.7
Net Interest Margin	5.6%	5.2%	5.0%	7.7	12.0
Period End Bank’s Prime Rate	4.75	4.00	4.00	18.8	18.8

Noninterest Income

Noninterest income of $21.8 million in the third quarter of 2004, decreased $9.7 million, or 30.8 percent from $31.5 million in the second quarter of 2004, and increased $0.5 million, or 2.2 percent from $21.3 million in the third quarter of 2003. The decrease from the second quarter to the third quarter of 2004 is primarily attributable to a decrease in corporate finance fees of $7.7 million, lower income from client warrants of $2.2 million, and lower net gain on investment securities of $0.3 million. These factors were partially offset by $0.6 million of additional revenues in client investment fee income.

Corporate Finance Fees

 Corporate finance fees of $3.2 million in the third quarter of 2004 were $7.7 million or 70.7 percent lower than in the second quarter of 2004. Second quarter corporate finance fees included a single large transaction of $6.1 million. The investment banking business is highly variable, so the company expects to see significant changes in corporate finance fees from quarter to quarter.

Income From Client Warrants

Income from client warrants of $1.2 million in the third quarter of 2004, decreased $2.2 million or 65.2 percent from $3.3 million in the second quarter of 2004. The lower income from client warrants resulted from a decrease in client initial public offering and merger and acquisition activity from the second quarter to the third quarter. In the third quarter, 17 clients were involved in transactions contributing to the $1.2 million of revenue, with two client transactions contributing over $0.2 million each. In the second quarter, 22 clients were involved in transactions contributing to $3.3 million of revenue, with four client transactions contributing over $0.2 million each. The timing and amount of income from client warrants typically depend upon factors beyond the company’s control. The company therefore cannot predict the timing and amount of warrant related income with any degree of accuracy, and the amount is likely to vary materially from period to period.

Income from client warrants for the nine months ended September 30, 2004 was $7.4 million, compared to $4.5 million for the nine months ended September 30, 2003.

Based on September 30, 2004 market valuations, the company had $2.6 million in potential pre-tax warrant gains.

The company is restricted from exercising many of these warrants until later in 2004 and 2005. As of September 30, 2004, the company directly held 1,880 warrants in 1,347 companies and holds investments, directly and through its managed investment funds, in 294 venture capital funds, 40 companies and two venture debt funds. The company is typically contractually precluded from taking steps to hedge any current unrealized gains associated with many of these equity instruments. Hence, the amount of income realized by the company from these equity instruments in future periods may vary materially from the current unrealized amount due to fluctuations in the market prices of the underlying common stock of these companies.

Investment Gains (Losses)

Investment gains were $0.1 million in the third quarter of 2004. Compared to investment gains in the second quarter of 2004 of $0.5 million, this represents a decrease of $0.3 million, or 72.2 percent. Compared to investment gains in the third quarter of 2003, the decrease was $1.2 million or 89.9 percent.

Losses on the company’s equity investments, net of minority interest, were $0.6 million in the third quarter of 2004, compared with losses of $0.3 million and gains of $0.9 million in the second quarter of 2004 and third quarter of 2003, respectively.

Client Investment Fees

	For the three months ended			For the nine months ended
(Dollars in millions)	September 30, 2004	June 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003

Client Investment Fees	$7.0	$6.4	$5.8	$19.6	$18.2

Client Investment Funds and Deposits

(Dollars in millions)	At September 30, 2004	At June 30, 2004	At September 30, 2003
Client Investment Funds:
Private Label Client Investment Funds	$7,210.6	$7,717.6	$7,136.2
Sweep Funds	1,128.5	1,187.5	976.1
Client Investment Assets Under Management	2,338.5	2,007.5	274.2
Total Client Investment Funds (1)	10,677.6	10,912.6	8,386.5

Deposits:
Noninterest-Bearing Demand	$2,463.8	$2,394.7	$1,875.7
NOW	22.8	19.5	21.6
Money Market	1,240.8	1,275.0	1,114.0
Time	310.2	316.3	461.1
Total Deposits	4,037.6	4,005.5	3,472.4

Total Client Investment Funds and Deposits	$14,715.2	$14,918.1	$11,858.9

(1) Client Funds invested through Silicon Valley Bancshares, maintained at third party financial institutions.

Average client funds in private label investments, sweep products and assets under management increased to $10.8 billion during the third quarter from $10.2 billion during the second quarter of 2004.

Noninterest Expense

Noninterest expense totaled $60.7 million in the third quarter of 2004, a decrease of $2.9 million, or 4.6 percent from the $63.7 million in the second quarter of 2004. This $2.9 million reduction in total noninterest expense was achieved despite an impairment of goodwill charge totaling $1.9 million related to Woodside Asset Management as described below. The decrease in noninterest expense was primarily driven by lower compensation and benefits expense. This change was largely attributable to lower incentive compensation related to lower investment banking revenues.

These lower costs were partly offset by the impairment of goodwill charge related to Woodside Asset Management. Business development and travel expenses were also higher in the third quarter of 2004 related to the company’s sponsorship of the inaugural SVB Tech Investors Forum in September 2004. The event was held in San Francisco, California, at which 76 public and private technology companies presented to over 500 investors.

Noninterest expense increased $11.9 million, or 24.4 percent compared to $48.8 million in the third quarter of 2003, primarily due to higher compensation and benefits expense and professional services expense.

Goodwill Impairment

During the third quarter of 2004, the company conducted its annual goodwill impairment review as required under Statement of Financial Accounting Standards (SFAS) No. 142, of Woodside Asset Management, Inc., a subsidiary that provides personal investment advisory services to individual high-net-worth clients. The impairment review was based primarily on a forecasted discount cash flow analysis, which indicated a pre-tax non-cash impairment of the entire goodwill balance of $1.9 million, which resulted from the acquisition of Woodside Asset Management, Inc. The company expensed the $1.9 million under impairment of goodwill as part of continuing operations during the third quarter of 2004. The charge totaled $1.1 million, or $0.03 per diluted common share on an after-tax basis.

New Operating Lease Agreement

During the third quarter of 2004, the company entered into a new office lease agreement for its Santa Clara, California premises, which replaced the existing corporate headquarters lease agreements. The total square footage of the premises under the new lease is identical to the square footage of the existing leases. As part of the new office lease agreement, the landlord will provide the company with approximately $7.0 million in leasehold improvements and a reduced rent payment schedule. Noninterest expense was favorably affected by approximately $0.5 million in the third quarter as a result of this new long-term lease, and is expected to have a similar impact in the future. The term of the new lease is approximately 10 years. For additional information relating to the new office lease agreement, refer to the Current Report on Form 8-K as filed on September 20, 2004.

Income Tax Expense

The company's effective tax rate was 36.4 percent for the third quarter of 2004, compared with 38.6 percent for the second quarter of 2004. The decrease in the effective tax rate was primarily attributable to a reversal of an income tax payable due to the closing of a statute of limitation.

The company’s effective tax rate for the first nine months of 2004 was 37.2 percent compared to 32.3 percent for the first nine months of 2003. The lower rate in the first nine months of 2003 was primarily attributable to a higher impact of the company's tax-advantaged investments on the overall pre-tax income and certain tax benefits resulting from California REIT transactions. The tax benefits associated with the California REIT transactions were reversed in the fourth quarter of 2003.

Credit Quality

NPLs totaled $15.0 million, or 0.7 percent of total gross loans, at September 30, 2004, compared to $12.6 million, or 0.6 percent of gross loans, at June 30, 2004. The rise in NPLs was primarily related to loans secured by real estate. Due to the quality of the related collateral, this rise in NPLs did not result in a significant impact on the allowance for loan losses at September 30, 2004. The company’s allowance for loan losses was $58.6 million, or 2.6 percent of total gross loans and 390.2 percent of NPLs, at September 30, 2004. This compares to $61.9 million, or 2.9 percent of total gross loans and 493.0 percent of NPLs, at June 30, 2004. At September 30, 2003, the allowance for loan losses totaled $67.5 million or 3.5 percent of total gross loans and 536.2 percent of NPLs. The company realized gross recoveries and gross charge-offs of $3.2 million respectively in the third quarter, representing less than 0.1 percent of total gross loans, on an annualized basis, and a ($3.3) million recovery of provision for loan losses.

Stock Buyback Program and Stockholders’ Equity

The company did not repurchase any shares in the third quarter of 2004. As of September 30, 2004 the company had repurchased 4.5 million shares totaling $113.2 million, pursuant to its stock repurchase program of up to $160 million, authorized by the board of directors in the second quarter of 2003.

Stockholders’ equity totaled $512.1 million at September 30, 2004, an increase of $38.6 million compared to $473.5 million at June 30, 2004. Stockholders’ equity rose primarily as a result of an increase in net unrealized gains on available-for-sale investments, and net income. Both Silicon Valley Bancshares’ and Silicon Valley Bank’s capital ratios were well in excess of regulatory guidelines for classification as a well-capitalized depository institution as of September 30, 2004.

Q4 2004 Guidance

Silicon Valley Bancshares currently expects fourth quarter 2004 earnings to be between $0.44 and $0.48 per share, although actual results may differ. The forecast assumes a 25 basis point increase in market interest rates in late Q4 2004, continued strong credit quality, a small increase in average investment securities, and slightly higher deposits and average loans. In addition, it assumes noninterest income at approximately third quarter levels, lower noninterest expense, a stable economic environment, no dilution from the zero-coupon convertible debt, and no further share repurchases.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company’s senior management has in the past and might in the future make forward-looking statements orally to analysts, investors, the media and others. Forward-looking statements are statements that are not historical facts. Broadly speaking, forward-looking statements include:

•                  projections of our revenues, income, earnings per share, balance sheet, cash flows, capital expenditures, capital structure or other financial items

•                  descriptions of strategic initiatives, plans or objectives of our management for future operations, including pending acquisitions

•                  forecasts of venture capital funding levels

•                  expected levels of provisions for loan losses

•                  forecasts of future economic performance

•                  forecasts of future prevailing interest rates

•                  future recoveries on currently held investments

•                  descriptions of assumptions underlying or relating to any of the foregoing

In this release, Silicon Valley Bancshares makes forward-looking statements discussing our management’s expectations about:

•                  future EPS

•                  future performance

•                  future market interest rates

•                  future economic conditions

•                  returns and growth of our warrant portfolio

•                  future levels of investment securities

•                  future loan balances, growth and yield

•                  future deposit trends

•                  future levels of noninterest income and noninterest expense

•                  future provision for loan losses and net charge-offs

•                  future credit quality

You can identify these and other forward-looking statements by the use of words such as “becoming,” “may,” “will,” “should,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “estimates,” “seeks,” “expects,” “plans,” “intends,” or the negative of such terms, or comparable terminology. Although management believes that the expectations reflected in these forward-looking statements are reasonable, and it has based these expectations on its beliefs, as well as its assumptions, such expectations may prove to be incorrect. Actual results of operations and financial performance could differ significantly from those expressed in or implied by our management’s forward-looking statements.

Factors that may cause the fourth quarter 2004 targets to change include:

•                  adjustments needed in the transaction closing process as required by accounting principles generally accepted in the United States of America

•                  changes in the state of the economy or the markets served by Silicon Valley Bancshares

•                  changes in credit quality

•                  changes in interest rates or market levels

•                  changes in the performance or equity valuation of companies we have invested in.

For information with respect to factors that could cause actual results to differ from the expectations stated in the forward-looking statements, see the text under the caption “Factors That May Affect Future Results” included under Item 2 of our most recently filed Form 10-Q for the quarterly period ended June 30, 2004. The company urges investors to consider all of these factors carefully in evaluating the forward-looking statements contained in this discussion and analysis. All subsequent written or oral forward-looking statements attributable to the company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The forward-

looking statements included in this filing are made only as of the date of this filing. The company does not intend, and undertakes no obligation, to update these forward-looking statements.

Certain reclassifications have been made to prior years results to conform to 2004 presentations. Such reclassifications had no effect on the company’s results of operations or stockholders’ equity.

Earnings Conference Call

On October 21, 2004, the company will host a conference call at 2:00 p.m. (PDT) to discuss the 2004 third quarter financial results. The conference call can be accessed by dialing (877) 630-8512 and referencing the passcode “Silicon Valley Bank.” A listen-only live webcast can be accessed on the Investor Relations page of the company’s website at www.svb.com. A digitized replay of this conference call will be available beginning at approximately 4:30 p.m. (PDT), on Thursday, October 21, 2004, through 11:59 p.m. (PDT), on Monday, November 22, 2004, by dialing (800) 876-6785. A replay of the webcast will also be available on www.svb.com for 12 months following the call.

About Silicon Valley Bancshares

For 20 years, Silicon Valley Bancshares, a financial holding company offering diversified financial services, has provided innovative solutions to help entrepreneurs succeed. The company’s principal subsidiary, Silicon Valley Bank, serves emerging growth and mature companies in the technology, life science, private equity and premium wine industries through 26 offices in the U.S. and two subsidiaries in the U.K. and India. Headquartered in Santa Clara, Calif., the company offers its clients commercial, investment and private banking, funds management and private equity services, as well as the added value of its knowledge and networks. Merger, acquisition, private placement and corporate partnering services are provided through the company’s investment banking subsidiary, SVB Alliant. More information on the company can be found at www.svb.com.

SILICON VALLEY BANCSHARES AND SUBSIDIARIES
CONSOLIDATED FINANCIAL HIGHLIGHTS

STATEMENTS OF INCOME

	For the three months ended			For the nine months ended
(Dollars in thousands, except per share amounts)	September 30, 2004	June 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
Interest Income:
Loans	$41,639	$37,280	$36,440	$115,551	$112,410
Investment Securities:
Taxable	19,763	17,989	10,532	51,775	29,466
Non-Taxable	1,144	1,290	1,575	3,895	4,757
Federal Funds Sold and Securities
Purchased Under Agreement to Resell	1,347	1,306	1,204	4,097	3,163
Total Interest Income	63,893	57,865	49,751	175,318	149,796

Interest Expense
Deposits	2,138	2,124	2,196	6,276	7,036
Other Borrowings	762	712	1,281	2,200	1,808
Total Interest Expense	2,900	2,836	3,477	8,476	8,844

Net Interest Income	60,993	55,029	46,274	166,842	140,952
Provision for Loan Losses	(3,251)	(2,759)	(7,449)	(5,993)	(2,903)
Net Interest Income After Provision for Loan Losses	64,244	57,788	53,723	172,835	143,855

Noninterest Income:
Client Investment Fees	6,955	6,399	5,793	19,622	18,159
Corporate Finance Fees	3,197	10,897	2,737	18,181	11,522
Letter of Credit and Foreign Exchange Income	3,874	3,805	3,419	11,408	10,050
Deposit Service Charges	3,187	3,695	3,567	10,595	9,688
Income from Client Warrants	1,152	3,310	1,518	7,370	4,531
Investment Gains (Losses)	133	478	1,317	1,933	(7,227)
Other	3,304	2,924	2,989	9,087	9,568
Total Noninterest Income	21,802	31,508	21,340	78,196	56,291

Noninterest Expense:
Compensation and Benefits	36,926	41,153	32,472	112,182	93,176
Net Occupancy	4,512	4,587	4,614	13,622	13,119
Professional Services	4,967	4,876	2,378	13,182	9,802
Furniture and Equipment	3,067	3,450	2,654	9,426	7,558
Business Development and Travel	2,654	2,180	1,874	6,825	5,786
Correspondent Bank Fees	1,407	1,243	1,075	3,931	3,209
Data Processing Services	735	789	926	2,609	3,409
Telephone	856	902	707	2,540	2,342
Postage and Supplies	808	872	590	2,452	1,806
Impairment of Goodwill	1,910	—	—	1,910	17,000
Tax Credit Fund Amortization	620	620	712	1,860	2,143
Advertising and Promotion	647	924	374	1,827	905
Other	1,597	2,054	428	5,159	5,860
Total Noninterest Expense	60,706	63,650	48,804	177,525	166,115

Minority Interest in Net (Gains) Losses of Consolidated Affiliates	(2)	(67)	7	(550)	6,251
Income Before Income Taxes	25,338	25,579	26,266	72,956	40,282
Income Tax Expense	9,235	9,871	8,837	27,135	13,011
Net Income	$16,103	$15,708	$17,429	$45,821	$27,271

Earnings per Common Share	$0.46	$0.45	$0.51	$1.31	$0.74
Earnings per Diluted Common Share	$0.43	$0.43	$0.49	$1.24	$0.72

Return on Average Assets (1)	1.3%	1.3%	1.7%	1.3%	0.9%
Return on Average Equity (1)	13.0%	13.5%	16.0%	12.9%	7.2%
Weighted Average Shares Outstanding	35,303,477	35,048,871	34,204,775	35,078,677	36,660,918
Weighted Average Diluted Shares Outstanding	37,212,745	36,916,602	35,347,674	36,944,725	37,630,695

(1)           Quarterly ratios represent annualized net income divided by quarterly average assets/equity.

SILICON VALLEY BANCSHARES AND SUBSIDIARIES

STATEMENTS OF COMPREHENSIVE INCOME

	For the three months ended			For the nine months ended
(Dollars in thousands)	September 30, 2004	June 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
Net Income	$16,103	$15,708	$17,429	$45,821	$27,271

Other Comprehensive Income (Loss), Net of Tax:
Change in Unrealized Gains (Losses) on Available-For-Sale Investments:
Unrealized Holding Gains (Losses)	16,591	(25,952)	2,425	(1,345)	2,296
Reclassification Adjustment for Gains Included in Net Income	(677)	(1,979)	(1,007)	(4,910)	(3,067)
Other Comprehensive Income (Loss), Net of Tax	15,914	(27,931)	1,418	(6,255)	(771)
Comprehensive Income (Loss)	$32,017	$(12,223)	$18,847	$39,566	$26,500

SILICON VALLEY BANCSHARES AND SUBSIDIARIES

BALANCE SHEETS

(Dollars in thousands, except par value and per share amounts)	September 30, 2004	June 30, 2004	September 30, 2003
Assets:
Cash and Due from Banks	$231,656	$213,530	$229,001
Federal Funds Sold and Securities Purchased Under Agreement to Resell	217,774	331,104	476,949
Investment Securities	2,133,614	2,087,995	1,522,084
Loans:
Gross Loans	2,244,974	2,128,091	1,924,255
Unearned Income on Loans	(14,560)	(13,656)	(12,323)
Loans, Net of Unearned Income	2,230,414	2,114,435	1,911,932
Allowance for Loan Losses	(58,600)	(61,900)	(67,500)
Net Loans	2,171,814	2,052,535	1,844,432
Premises and Equipment	14,705	14,083	15,036
Goodwill	35,639	37,549	83,548
Accrued Interest Receivable and Other Assets	125,431	120,725	88,766
Total Assets	$4,930,633	$4,857,521	$4,259,816

Liabilities, Minority Interest and Stockholders’ Equity:
Liabilities:
Deposits:
Noninterest-Bearing Demand	$2,463,765	$2,394,651	$1,875,684
NOW	22,832	19,469	21,586
Money Market	1,240,863	1,274,997	1,113,983
Time	310,155	316,269	461,073
Total Deposits	4,037,615	4,005,386	3,472,326
Short-Term Borrowings	10,050	34,263	9,054
Other Liabilities	100,072	69,898	82,251
Long-Term Debt (1)	196,096	205,805	154,377
Total Liabilities	4,343,833	4,315,352	3,718,008

Company Obligated Mandatorily Redeemable Trust Preferred Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures (Trust Preferred Securities) (1)	—	—	38,731
Minority Interest in Capital of Consolidated Affiliates	74,739	68,692	47,971
Stockholders’ Equity:
Common Stock, $0.001 Par Value	36	36	35
Additional Paid-In Capital	41,202	34,491	5,453
Retained Earnings	467,954	451,851	437,428
Unearned Compensation	(2,707)	(2,563)	(1,411)
Accumulated Other Comprehensive Income:
Net Unrealized (Losses) Gains on Available-for-Sale Investments	5,576	(10,338)	13,601
Total Stockholders’ Equity	512,061	473,477	455,106
Total Liabilities, Minority Interest and Stockholders’ Equity	$4,930,633	$4,857,521	$4,259,816
Capital Ratios:
Total Risk-Based Capital Ratio	16.7%	16.8%	16.7%
Tier 1 Risk-Based Capital Ratio	13.1%	13.1%	11.8%
Tier 1 Leverage Ratio	11.1%	10.8%	9.9%
Average Stockholders’ Equity as a Percentage of Average Assets (2)	10.2%	9.9%	10.5%
Other Period End Statistics:
Book Value per Share	$14.32	$13.31	$13.16
Full-Time Equivalent Employees	1,019	991	957
Common Stock Outstanding	35,754,698	35,576,861	34,595,541

(1)                                 Contrary to prior practice, for periods ending after December 15, 2003, in accordance with the provision of FIN No. 46, the company will not consolidate a special purpose trust, which was formed for the purpose of issuing 7.0% Trust Preferred Securities. Therefore, since December 31, 2003, the company’s junior subordinated debentures of $51.5 million issued to this special purpose trust have been classified as long-term debt. For periods ending prior to December 15, 2003, in accordance with the accounting rules in effect at that time, the company consolidated a special purpose trust, SVB Capital I, formed for the purpose of issuing $40.0 million in 8.25% Trust Preferred Securities. On December 1, 2003, the company redeemed the $40.0 million of 8.25% Trust Preferred Securities.

(2)                                 Represents quarterly average balances for each respective period.

SILICON VALLEY BANCSHARES AND SUBSIDIARIES

AVERAGE BALANCES, RATES AND YIELDS

	For the three months ended September 30,
	2004			2003
(Dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-Earning Assets:
Federal Funds Sold and Securities Purchased Under Agreement to Resell (1)	$324,779	$1,347	1.6%	$439,793	$1,204	1.1%
Investment Securities:
Taxable	1,953,491	19,763	4.0	1,385,622	10,532	3.0
Non-Taxable (2)	107,176	1,760	6.5	145,607	2,422	6.6
Loans:
Commercial	1,665,871	37,377	8.9	1,454,103	32,744	8.9
Real Estate Construction and Term	129,524	1,728	5.3	98,312	1,709	6.9
Consumer and Other	223,106	2,533	4.5	185,372	1,987	4.3
Total Loans	2,018,501	41,638	8.2	1,737,787	36,440	8.3
Total Interest-Earning Assets	4,403,947	64,508	5.8	3,708,809	50,598	5.4

Cash and Due From Banks	207,732			190,769
Allowance for Loan Losses	(63,348)			(73,042)
Goodwill	37,531			83,548
Other Assets	222,248			198,194
Total Assets	$4,808,110			$4,108,278

Funding Sources:
Interest-Bearing Liabilities:
NOW Deposits	$26,663	34	0.5	$22,047	25	0.4
Regular Money Market Deposits	528,048	667	0.5	342,778	435	0.5
Bonus Money Market Deposits	769,664	968	0.5	749,351	945	0.5
Time Deposits	310,672	469	0.6	471,197	791	0.7
Short-Term Borrowings	9,570	72	3.0	9,185	69	3.0
Long-Term Debt	204,646	690	1.3	201,821	1,212	2.4
Total Interest-bearing Liabilities	1,849,263	2,900	0.6	1,796,379	3,477	0.8
Portion of Noninterest-bearing Funding Sources	2,554,684			1,912,430
Total Funding Sources	4,403,947	2,900	0.3	3,708,809	3,477	0.4

Noninterest-Bearing Funding Sources:
Demand Deposits	2,316,699			1,772,609
Other Liabilities	86,257			67,219
Minority Interest in Capital of Consolidated Affiliates	64,309			39,170
Stockholders’ Equity	491,582			432,901
Portion Used to Fund Interest-earning Assets	(2,554,684)			(1,912,430)
Total Liabilities, Minority Interest and Stockholders’ Equity	$4,808,110			$4,108,278

Net Interest Income and Margin		$61,608	5.6%		$47,121	5.0%

Total Deposits	$3,951,746			$3,357,982

(1)                                 Includes average interest-bearing deposits in other financial institutions of $10,623 and $0 for the three months ended September 30, 2004 and 2003, respectively.

(2)                                 Interest income on non-taxable investments is presented on a fully taxable-equivalent basis using the federal statutory income tax rate of 35% in 2004 and 2003. The tax equivalent adjustments were $615 and $847 for the three months ended September 30, 2004 and 2003, respectively.

SILICON VALLEY BANCSHARES AND SUBSIDIARIES

CREDIT QUALITY

(Dollars in thousands)	September 30, 2004	June 30, 2004	September 30, 2003
Nonperforming Loans:
Loans Past Due 90 Days or More	$30	$547	$—
Nonaccrual Loans	14,988	12,010	12,589
Total Nonperforming Loans (1)	$15,018	$12,557	$12,589

Nonperforming Loans as a Percentage of Total Gross Loans	0.7%	0.6%	0.7%
Nonperforming Loans as a Percentage of Total Assets	0.3%	0.3%	0.3%

Allowance for Loan Losses	$58,600	$61,900	$67,500
As a Percentage of Total Gross Loans	2.6%	2.9%	3.5%
As a Percentage of Nonperforming Loans	390.2%	493.0%	536.2%

(1)           Nonperforming loans equal nonperfoming assets for each respective period.